Exhibit 10.23

December 2, 2010

Raymond J. Tesi, M.D.

188 Ludlow Street, Apt 14A

New York, NY 10002

Re:    Transition from Coronado Biosciences, Inc.

Dear RJ:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Coronado Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. FINAL DATE OF EMPLOYMENT. Your final date of employment with the Company was September 7, 2010 (the “Separation Date”). You acknowledge that the Company has paid you in full for all accrued salary and other amounts earned through the Separation Date.

2. RELEASE AND WAIVER. As consideration for the benefits provided to you by this Agreement, and as a condition precedent to the receipt of any and all such benefits, you must execute, deliver to the Company, and allow to become effective the general release and waiver attached as Exhibit 1 to this Agreement (the “Release”).

3. SEVERANCE PAYMENTS. Contingent upon your timely execution of this Agreement and provision of an effective Release, the Company will pay you severance in the form of salary continuation (at the Base Salary in effect as of the Separation Date) for a period of six (6) months following the effective date of the Release (the “Effective Date of the Release”). These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle; provided, however, that any payments scheduled to occur prior to the Effective Date of the Release shall instead accrue and be paid on the first regular payroll date that follows the Effective Date of the Release. You understand that your right to receive these payments is conditioned upon your continued compliance with the terms of this Agreement, your proprietary information and inventions agreement (“PIIA”), and the nonsolicitation and noncompetition obligations specified in your employment agreement with the Company dated June 1, 2010 (the “Employment Agreement”).

As of the Separation Date, you have had a “separation from service” from the Company for purposes of Section 409A of the Internal Revenue Code. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Raymond J. Tesi, M.D.

4. STOCK OPTIONS. Contingent upon your timely execution of this Agreement and provision of an effective Release, effective as of the Effective Date of the Release the vesting of one-third of the shares subject to the stock option granted to you on October 5, 2010 (the “Option”), shall accelerate and such shares shall become immediately exercisable. In that event, the exercisability of such shares shall continue for the three (3) month period following the date of your resignation from the Board, subject to and in accordance with the terms and conditions of the Company’s 2007 Stock Incentive Plan and your stock option agreement thereunder. The non-vested portion of the Option shall automatically terminate effective retroactively to the date of your resignation from the Board.

5. EXPENSE REIMBURSEMENTS. You hereby confirm that you have submitted any and all outstanding expense reimbursement requests to the Company. The Company will reimburse you for all reasonable and proper business expenses, assuming they are properly documented, in accordance with its expense reimbursement policy. You understand that no reimbursement will be made for any rent payments, including rent payments for your New York City apartment.

6. ADDITIONAL OBLIGATIONS. You hereby acknowledge and affirm your commitment to abide by the obligations specified in your PIIA and by the noncompetition and nonsolicitation obligations specified in your Employment Agreement. If you did not sign the Company’s updated form of PIIA during your employment as required by the Employment Agreement, then as a condition to receiving the benefits described in this Agreement you must execute a copy of the PIIA and return it to the Company on or before the Effective Date of the Release. In that event, you hereby acknowledge the retroactive effectiveness of the PIIA to the date of the Employment Agreement. If you did sign the Company’s updated form of PIIA during your employment as required by the Employment Agreement, then as a condition to receiving the benefits described in this Agreement you must deliver a copy of the executed PIIA to the Company on or before the Effective Date of the Release.

7. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

8. RETURN OF PROPERTY. You hereby represent that you have returned to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

Raymond J. Tesi, M.D.

9. CONFIDENTIALITY. The provisions of this Agreement will be held in the strictest confidence by you, and you will not publicize or disclose them in any manner whatsoever, provided, however, that you may disclose this Agreement: (a) in confidence to your immediate family members, attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former consultant or employee of the Company.

10. NONDISPARAGEMENT. You agree not to disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees not to disparage you in any manner likely to be harmful to your business or personal reputation, provided that it will respond accurately and fully to any question, inquiry or request for information when required by legal process. You understand and agree that the Company’s obligation extends only to its current officers and board of directors, and only for so long as they remain officers or directors of the Company.

11. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. MISCELLANEOUS. This Agreement, along with Exhibit 1 hereto and the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

Raymond J. Tesi, M.D.

Please confirm your agreement to the foregoing by signing and returning a copy of this Agreement to me along with an executed copy of the Release attached as Exhibit 1, and permitting it to become effective in accordance with its terms. We wish you the best in your future endeavors.

Sincerely,

CORONADO BIOSCIENCES, INC.

By:
Name:
Title:

Acknowledged and agreed:

Dated:1/11/11	/s/ Raymond J. Tesi
Raymond J. Tesi, M.D.

EXHIBIT 1

RELEASE AND WAIVER OF CLAIMS

RELEASE AND WAIVER OF CLAIMS

As consideration for, and as a condition to receiving, the payments and other benefits set forth in the separation agreement of December 2, 2010 (the “Separation Agreement”), to which this form is attached, I, Raymond J. Tesi, M.D., hereby furnish CORONADO BIOSCIENCES, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the termination of that employment, or my service on the board of directors of the Company; (b) all claims related to my compensation or benefits from the Company, including but not limited to salary, bonuses, commissions, vacation pay, expense reimbursements, moving expenses, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Washington Law against Discrimination, the Washington Equal Pay Law, the Washington Civil Rights Act, the New York Human Rights Act, the New York Law on Equal Rights, and the New York Law on Equal Pay. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims under the ADEA that may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing the Separation Agreement and this Release and Waiver; and (c) I have twenty-one (21) days in which to consider the Separation Agreement and this Release and Waiver (although I may choose voluntarily to execute the Separation Agreement and this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) the Separation Agreement and this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver (the “Effective Date”). I will not be entitled to receive any of the benefits specified by the Separation Agreement unless this Release and Waiver becomes effective.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Release and Waiver (along with the Separation Agreement to which it is attached and my Proprietary Information and Inventions Agreement) constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: 1/11/11	By:	/s/ Raymond J. Tesi
Raymond J. Tesi, M.D.